Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 of Badger Meter, Inc. for the registration of 210,000 shares of its common stock and to the incorporation by reference therein of our reports dated February 21, 2008, with respect to the consolidated financial statements and schedule of Badger Meter, Inc., and the effectiveness of internal control over financial reporting of Badger Meter, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Milwaukee, WI
November 21, 2008